Exhibit 4.2
FORM OF
BOARD REPRESENTATIVE LETTER AGREEMENT
FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
February 21, 2025
[●]
Attn: [●]
Dear Sir or Madam:
For good and valuable consideration acknowledged to have been received, FirstSun Capital Bancorp (the “Company”) and [●] (the “Investor”), effective upon the termination of the Stockholders’ Agreement dated June 19, 2017 (“Stockholders’ Agreement Termination”) pursuant to that certain Amendment No. 6 to Stockholders Agreement and Termination Agreement, dated February 21, 2025, agree as follows:
1.The Company will use its best efforts to cause an individual designated for nomination by Investor (the “Board Representative”) to be elected or appointed to the board of directors of the Company (the “Board”), who shall be a nominee for Class II Director, subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company; provided that Investor’s right to designate for nomination the Board Representative will continue only so long as Investor, together with its Affiliates, in the aggregate owns 40% of the total shares the Company that the Investor owns as of the date of this letter (the “Minimum Ownership Interest”); further, provided that, should the Board cease having a classified Board, Investor’s nomination right shall correspond to the expiration of its Board Representative’s applicable term of service. As used in this letter agreement, “Affiliates” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person, as such terms are used in and construed in Rule 405 under the Securities Act of 1933. With respect to Investor, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as Investor will be deemed to be an Affiliate of Investor.
So long as Investor, together with its Affiliates, has a Minimum Ownership Interest, the Company will recommend to its stockholders the election of the Board Representative to the Board at all of the Company’s meetings of stockholders at which the Board Representative’s class of Board members are to be elected (provided that, should the Company cease having a classified Board, Investor’s nomination right shall correspond to the expiration of its Board Representative’s applicable term of service), subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Company. If Investor no longer has a Minimum Ownership Interest, Investor (i) shall promptly notify the Company of such fact,

(ii) will have no further rights under Section 1(a) through (e), and (iii) at the written request of the Board, shall use commercially reasonable efforts to cause the Board Representative to resign from the Board as promptly as possible thereafter.
(a)Subject to applicable law and this Section 1, the Board Representative shall be one of the Company’s nominees to serve on the Board. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the stockholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board.
(b)Subject to this Section 1, upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of the Board Representative, Investor shall have the right to designate the replacement for the Board Representative, provided such replacement satisfies all legal and regulatory requirements regarding service and election or appointment as a director of the Board. The Board shall use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company’s nominees to serve on the Board), using reasonable best efforts to have such person elected as director of the Company by the stockholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board.
(c)The Company hereby agrees that, from and after the Stockholders’ Agreement Termination, for so long as Investor and its Affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), the Company shall invite a person designated by Investor (the “Observer”) to attend meetings of the Board, in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to vote on any matter presented to the Board or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board at the same time and in the same manner as the members of the Board, shall provide the Observer with all written materials and other information given to members of the Board at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any Confidential Supervisory Information) and shall permit the Observer to attend as an observer at all meetings thereof. In the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. Notwithstanding anything to the contrary contained in this Section 1(c): (i) the Observer may be excluded from executive sessions comprised solely of independent directors if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law or stock exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), and (ii) the Company and the Board shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel, or (B) necessary to avoid a violation of any applicable Law or any fiduciary requirements under applicable law, provided that the Company shall use commercially reasonable efforts to provide such information to the Observer in a manner that does not compromise or violate (as applicable) such attorney-client privilege, fiduciary requirements or applicable Law. If Investor no longer has a Minimum Ownership Interest, Investor will have no further rights under this Section 1(c).
(d)The Board Representative shall be entitled to compensation and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board and shall be entitled to prompt reimbursement for reasonable and documented out-of-pocket expenses incurred in attending in meetings of the Board, or any committee thereof in accordance with the policies of the Company. The Company shall notify the Board Representative of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board. The Company shall provide the Board Representative with copies of all notices, minutes, consents, and other material that it provides to all members of the Board, at the same time such materials are provided to the other respective members.
(e)The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses, and/or insurance provided by Investor and/or its respective Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees that, with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of the Company, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses, and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board) are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.
(f)In addition to the foregoing, the Company will reimburse Investor and its Affiliates for all reasonable fees and expenses arising out of or related to the Board Representative’s or the Observer’s travel to in person meetings of the Board, to the same extent as other directors on the Board.
(g)Notwithstanding anything to the contrary contained in this Section 1, the Board may exclude the Board Representative and/or the Observer from portions of meetings of the Board to the extent that the Board will be discussing (i) any matters directly related to Investor or (ii) any exam or other confidential correspondence with the Federal Reserve, the FDIC, or the OCC, in each case to the extent required by applicable Law as reasonably determined by the Company’s legal counsel.
(h)Investor covenants and agrees to hold any information obtained from its Board Representative or Observer in confidence, and to cause its Observer to agree to hold in confidence and to act in a fiduciary manner with respect to all information provided to such Observer, in each case except to the extent that such information (i) was previously known by or in the possession of such party on a nonconfidential basis, (ii) is or becomes in the public domain through no fault of such party, (iii) is later lawfully acquired from other sources by the party to which it was furnished, or (iv) is independently developed by such party without the use of such information. Each of the parties to this letter agreement hereby acknowledges that they are aware, and will ensure that their representatives and affiliates are aware, that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
2.Confidentiality. Each party to this letter agreement will hold, and will use commercially reasonable efforts to cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) is reasonably necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by another requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure so that such other party may seek confidential treatment of such information from the applicable Governmental Entity), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this letter agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a nonconfidential basis, (b) in the public domain through no fault of such party, (c) later lawfully acquired from other sources by the party to which it was furnished, or (d) independently developed or conceived by such party without use of such Information), and neither party hereto shall release or disclose such Information to any other person, except its Affiliates, partners, auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to Governmental Entities; provided, however, that (i) the Investor is permitted to disclose Information to auditors and bank and securities regulatory authorities without prior written notice to the Company in connection with any audit or examination that does not explicitly reference the Company or this letter agreement and (ii) the Investor may identify the Company and the number and value of the Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company.
3.Miscellaneous.
(a)Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 3(a) prior to 5:00 p.m., New York City time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 3(a) on a day that is not a Business Day or later than 5:00 p.m., New York City time, on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:
If to the Company:
FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
Attention: Mollie H. Carter
With a copy to:         Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:     J. Brennan Ryan
Telephone:     (404) 322-6444
Email:         brennan.ryan@nelsonmullins.com
If to the Investor:        To the address on record with the Company
or such other address as may be designated in writing hereafter, in the same manner, by such person.
(b)Successors and Assigns. The provisions of this letter agreement may not be assigned by the Investor without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion, and any purported assignment shall be null and void in the absence of such consent; provided, however that the Investor may assign its rights hereunder in whole or in part to one or more of its Affiliates without the Company’s consent. Subject to the foregoing restriction on assignment, this letter agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this letter agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this letter agreement, except as expressly provided in this letter agreement.
(c)Governing Law. This letter agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. Each party agrees that all proceedings concerning the interpretations, enforcement, and defense of this letter agreement (whether brought against a party hereto or its respective affiliates, employees, or agents) may be commenced on an exclusive basis in the Delaware courts. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS.
(d)Severability. If any provision of this letter agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this letter agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this letter agreement.
(e)Amendments; Waivers, No Additional Consideration. No amendment or waiver of any provision of this letter agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No waiver of any default with respect to any provision, condition or requirement of this letter agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
(f)Construction. The headings herein are for convenience only, do not constitute a part of this letter agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this letter agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this letter agreement.
(g)No Third-Party Beneficiaries. This letter agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person, other than Investor Indemnitors.

(h)Delivery by Facsimile or Electronic Transmission. This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
(i)Counterparts. This letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.

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FIRSTSUN CAPITAL BANCORP
By:
Name: Neal E. Arnold
Title: President & Chief Executive Officer

[Signature Page to the Board Representative Letter Agreement]

Agreed and acknowledged as of the date first above written:
[●]
By:
Name: [●]
Title: [●]

[Signature Page to the Board Representative Letter Agreement]